SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 4, 2005

VECTREN CORPORATION
(Exact name of registrant as specified in its charter)

Commission File No.	Registrant, State of Incorporation, Address, and Telephone Number	I.R.S Employer Identification No.

1-15467	Vectren Corporation	35-2086905
(An Indiana Corporation)
One Vectren Square,
Evansville, Indiana 47708
(812) 491-4000

Former name or address, if changed since last report:
N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On August 4, 2005, Vectren Capital, Corp. (“Vectren Capital”), a wholly owned subsidiary of Vectren Corporation, accepted an offer from certain institutional buyers in the private placement market to purchase $125 million of Vectren Capital’s Senior Unsecured Notes (the “Notes”). Subject to the satisfaction of customary closing conditions, the Notes will be issued in three series on or about December 20, 2005. One series of the Notes in the amount of $25 million will bear interest from the issuance date at an annual rate of 4.99% and will be scheduled to mature in December 2010; the second series of the Notes in the amount of $25 million will bear interest from the issuance data at an annual rate of 5.13% and will be scheduled to mature in December 2012; and the third series of the Notes in the amount of $75 million will bear interest from the issuance date at an annual rate of 5.31% and will be scheduled to mature in December 2015. The Notes also will be redeemable at the option of Vectren Capital at the designated “make-whole” redemption prices. The Notes will be issued pursuant to a Note Purchase Agreement. Vectren Capital intends to use the proceeds from the Notes to refinance existing senior unsecured notes and for general corporate purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VECTREN CORPORATION
August 5, 2005

By: /s/ M. Susan Hardwick
M. Susan Hardwick
Vice President and Controller